CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 27, 2014, accompanying the financial statements of Intermediate Corporate Investment Grade Trust, Series 54 (included in Van Kampen Unit Trusts, Taxable Income Series 228) as of January 31, 2014, and for each of the three years in the period ended January 31, 2014 and the financial highlights for the period from February 12, 2010 (date of deposit) through January 31, 2011 and for each of the three years in the period ended January 31, 2014, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-162760) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 27, 2014